Exhibit 99.1

UAL Investor Update: November 25, 2008

Revenue

Fourth quarter 2008 mainline passenger unit revenue (“PRASM”) is expected to increase between 2.0 percent and 4.0 percent year-over-year excluding the impact of Mileage Plus accounting changes. Including the impact of the Mileage Plus accounting changes, mainline PRASM is expected to increase/(decrease) between (0.9) percent and 1.1 percent year-over-year.

Fourth quarter consolidated PRASM is expected to increase between 2.5 percent and 4.5 percent year-over-year excluding the impact of Mileage Plus accounting changes. Including the impact of the Mileage Plus accounting changes, consolidated PRASM is expected to increase/(decrease) between (0.4) percent and 1.6 percent year-over-year.

Accounting for the change in expiration policy from 36 to 18 months for inactive Mileage Plus accounts, which was announced in January 2007 and became effective on December 31, 2007, added approximately $121 million of non-cash revenue to the Company’s consolidated passenger revenue for the fourth quarter of 2007. There was no comparable impact in the 2008 quarter.

The Company expects that deferred revenue accounting for the Mileage Plus program, excluding the change in expiration policy noted above, will reduce consolidated passenger revenue by approximately $64 million in the fourth quarter of 2008 versus the Company’s best estimate using previous incremental cost method. Using the same comparison, deferred revenue accounting decreased consolidated passenger revenue by approximately $61 million in the fourth quarter of 2007.

The Company estimates that cargo, mail and other revenue will be between $380 million and $390 million for the quarter, including UAFC sales of approximately $3 million.

The United Building: 77 West Wacker Drive, Chicago, IL 60601

Fuel

Fourth quarter total estimated mainline fuel consumption is 500 million gallons. The Company expects the following fuel prices based on the closing forward curve on November 20, 2008:

Mainline Fuel Price (Price per Gallon)	Three Months Ending Dec. 31, 2008
Mainline Fuel price including taxes and excluding impact of hedges	$2.57
Mainline Fuel price including taxes and cash net gains or losses on settled hedges[1]	$2.81
Mainline Fuel price including taxes and impact of net mark-to-market losses on settled and unsettled hedges[1]	$3.70

[1]	Includes only the hedge gains/losses that are accounted for in the fuel expense line

In October 2008, the Company began modifying its fuel hedge portfolio by purchasing put option contracts, which effectively cap losses related to further oil price declines for this portion of the hedge portfolio. As of November 24, 2008, the Company has purchased puts covering 92% of its November and December, 2008 sold put exposure at $60 per barrel and 57% of its 2009 sold put exposure at $54 per barrel.

The table below outlines the Company’s estimated collateral provisions at various crude oil prices, based on the hedge portfolio as of November 24, 2008:

Price of Crude Oil, in Dollars per Barrel:	Approximate Change in Cash Collateral For Each $5 per Barrel Change in the Price of Crude Oil
Above $115	No Collateral Required
Above $70, but Below $115	$85 million
Above $50, but Below $70	$75 million
Below $50	$55 million

For example, using the table above, at an illustrative $80 per barrel the Company’s required collateral provision to its derivative counterparties would be approximately $595 million.

Non-Operating Income / Expense

The Company estimates that non-operating expense will be between $110 million to $120 million for the quarter, excluding the impact of any fuel hedging gains or losses that may be recorded in the non-operating income / expense line. The Company estimates that $232 million in cash fuel hedging losses and $138 million in non-cash net mark-to-market fuel hedging losses will be recorded in non-operating income / expense at the end of the quarter based on November 20th closing forward curve prices. The actual gain or loss will be determined based on market prices prevailing at the end of the quarter.

The United Building: 77 West Wacker Drive, Chicago, IL 60601

Credit Card Processing Amendment

The Company has entered into an amendment with its largest credit card processor that suspends until January 20, 2010 the requirement for United to post or maintain additional cash reserves (above the current $25 million) with the processor if United’s balance of unrestricted cash, cash equivalents and short-term investments falls below $2.5 billion. In exchange for this benefit, United has granted the processor a security interest in certain of United’s owned aircraft with a current appraised value of at least $800 million. Such security interest also collateralizes United’s obligations under United’s Amended and Restated Co-Branded Card Marketing Services Agreement.

United has the option to terminate this amendment at any time prior to January 20, 2010, in which event the parties’ prior credit card processing reserve arrangements will go back into effect. As previously disclosed, under these prior arrangements United’s current $25 million cash reserve held under the processing agreement would increase to 15% of relevant advance ticket sales if United’s balance of unrestricted cash, cash equivalents and short-term investments fell below $2.5 billion, 25% of relevant advance ticket sales if the balance fell below $2.0 billion, and 50% of relevant advance ticket sales if the balance fell below $1.0 billion.

Impairment, Severance and Other Similar Charges

The Company anticipates that it will record accounting charges in the fourth quarter associated with its previously announced capacity reductions. At this time, the Company is unable to accurately estimate the amounts of these charges.

The United Building: 77 West Wacker Drive, Chicago, IL 60601

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this investor update are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward- looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our Amended Credit Facility and other financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to realize benefits from our resource optimization efforts and cost reduction initiative programs; our ability to utilize our net operating losses; our ability to attract, motivate and/or retain key employees; our ability to attract and retain customers; demand for transportation in the markets in which we operate; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs associated with security measures and practices; labor costs; industry consolidation; competitive pressures on pricing and on demand; capacity decisions of United and/or our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements); our ability to maintain satisfactory labor relations; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth under the caption “Risk Factors” in Item 1A. of the 2007 Annual Report, as well as other risks and uncertainties set forth from time to time in the reports we file with U.S. Securities and Exchange Commission (“SEC”). Consequently, forward- looking statements should not be regarded as representations or warranties by UAL or United that such matters will be realized.

The United Building: 77 West Wacker Drive, Chicago, IL 60601

Non-GAAP To GAAP Reconciliations

Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that adjusting for Mileage Plus accounting changes provides a better comparison to several of its peers as many still apply the incremental cost method of accounting to their loyalty plans.

	Three Months Ending Dec. 31,
	2008 Estimate		2007 Actual	Year-over-Year % Change
Mainline Passenger Revenue per ASM - PRASM (cents)	Low	High		Low	High
Mainline passenger revenue	10.76	10.98	10.86	(0.9)%	1.1%
Less: Mileage Plus impacts	0.17	0.17	(0.14)	—	—

Mainline passenger revenue excluding Mileage Plus impacts	10.93	11.15	10.72	2.0%	4.0%

	Three Months Ending Dec 31,
	2008 Estimate		2007 Actual	Year-over-Year % Change
Consolidated Passenger Revenue per ASM - PRASM (cents)	Low	High		Low	High
Consolidated passenger revenue	11.67	11.90	11.71	(0.4%)	1.6%
Less: Mileage Plus impacts	0.18	0.18	(0.15)	—	—

Consolidated passenger revenue excluding Mileage Plus impacts	11.85	12.08	11.56	2.5%	4.5%

The United Building: 77 West Wacker Drive, Chicago, IL 60601